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                                                                   Exhibit 14(a)

CUSTODIAL ACCOUNT AGREEMENT

(Under Section 408(a) of the Internal Revenue Code - Form 5305-A (Revised October 1992))


The Depositor (Contributor), whose name appears in the accompanying Application, is establishing a Parkstone Individual Retirement Account (IRA) (under section 408(a) of the Internal Revenue Code of 1986, as amended October 1992 (the "Code")) to provide for his or her retirement and for the support of his or her beneficiaries after death. The Custodian, The Union Bank of California, has given the Depositor the disclosure statement required under section 1.408-6 of the Income Tax Regulations.

The Depositor and the Custodian make the following agreement:

ARTICLE I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in sections 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in section 408(k). Rollover contributions before January 1, 1993, include rollovers described in sections 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in section
408(k).

ARTICLE II

The Depositor's interest in the balance in the Custodial Account is nonforfeitable.

ARTICLE III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial Account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)).

2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

ARTICLE IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the Custodial Account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed Regulations section 1.401(a)(9)-2, the provisions of which are incorporated by reference.
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2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 4.3, or to the surviving spouse under paragraph 4.4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the custodial account must be, or begin to be, distributed by the Depositor's required beginning date, (April 1 following the calendar year in which the Depositor reaches age 70 1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

  (a)  A single sum payment.

  (b) An annuity contract that provides equal or substantially equal monthly, quarterly or annual payments over the life of the Depositor.

  (c) An annuity contract that provides equal or substantially equal monthly, quarterly or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

  (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

  (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire investment is distributed to him or her, the entire remaining interest will be distributed as follows:

  (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 4.3.

  (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

   (i) Be distributed by December 31 of the year containing the fifth anniversary of the Depositor's death, or

   (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If,
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       however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

  (c) Except where distribution in the form of an annuity meeting the requirements of section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

  (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial Account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 4.3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with paragraph 4.4.(b)(ii) determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

7. Withholding (Purpose of Form W-4P). The IRA Owner must elect whether or not to have money withheld for federal income tax purposes and on what basis. You can make this election on this substitute Form W-4P or you could attach an actual Form W-4P. Unless elected otherwise, IRA distributions will have federal income tax withheld at a flat rate of 10%. You may use this form to elect to have no income tax withheld (except for payments to U.S. citizens delivered outside the U.S. or its possessions), to have 10% withheld, or to have 10% plus an additional dollar or percentage amount withheld. Check the box reflecting your choice. Generally, your election will apply to any later distributions from the same IRA. You may, however, revoke your previous exemption from withholding. Simply complete a new W-4P with your Custodian/Trustee. Copies of Form W-4P will not be sent to the IRS by the payer.


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  Statement of Income Tax Withheld from Your IRA.  By January 31 of next year, you will receive a statement from your payer showing the total amount of your IRA payments and the total income tax withheld during the year.

  Exemption from Income Tax Withholding. The election to be exempt from income tax withholding does not apply to any periodic payment or nonperiodic distribution that is delivered outside the U.S. or its possessions to a U.S. citizen or resident alien. Other recipients who have these payments delivered outside the U.S. or its possessions can elect exemption only if an individual certifies to the payer that the individual is not: (1) a U.S. citizen or resident alien, or (2) an individual to whom Section 877 of the Internal Revenue Code applies (concerning expatriation to avoid tax). The certification can be made in a statement to the payer under penalties of perjury.

  For more information, please see Publication 505, Tax Withholding and Estimated Tax, available from most IRS offices.

  CAUTION: REMEMBER THAT THERE ARE PENALTIES FOR NOT PAYING ENOUGH TAX DURING THE YEAR, EITHER THROUGH WITHHOLDING OR ESTIMATED TAX PAYMENTS. NEW RETIREES, ESPECIALLY, SHOULD SEE IRS PUBLICATION 505. IT EXPLAINS THE ESTIMATED TAX REQUIREMENTS AND PENALTIES IN DETAIL. YOU MAY BE ABLE TO AVOID QUARTERLY ESTIMATED TAX PAYMENTS BY HAVING ENOUGH TAX WITHHELD FROM YOUR IRA USING FORM W-4P.

ARTICLE V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) and Regulations sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service

ARTICLE VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) and the related regulations will be invalid.

ARTICLE VII

This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the Depositor and Custodian.


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ARTICLE VIII

The provisions of this Article shall apply to any and all Custodial Accounts established pursuant to this Agreement.

1. Investment Powers of Custodian

  The Custodian shall invest and reinvest all contributions to the Custodial Account, plus any earnings in any or all of the following:

  (a) Investment shares of the Mutual Funds (regulated investment companies for which BISYS Fund Services is ("Distributor").

  (b) Any other investments approved by the Custodian for investment in the Custodial Account.

   All dividends and capital gains distributions received on the shares of any Mutual Fund held in the Depositor's account shall (unless received in additional shares of the fund) be reinvested in shares of the same Mutual Fund which paid the distribution, and credited to the Custodial Account.

2. Fees, Expenses, Taxes and Penalties

  (a) Depositor agrees to pay to the Custodian fees for services performed under this Agreement in any amount specified from time to time by the Custodian. Such fees may include, but are not limited to, a fee to establish the Custodial Account and the annual maintenance fee. The Custodian shall have the right to change such fees at any time without prior written notice to Depositor. As soon as practicable after any change in fees, Custodian shall make available to Depositor a new fee schedule. All fees may be billed to Depositor or deducted from the Custodial Account, at the discretion of the Custodian. The Custodian shall also be entitled to reimbursement for all reasonable and necessary costs, expenses, and disbursement incurred by it in the performance of services. Such fees and reimbursement shall be paid from the Account if not paid directly by the Depositor and shall constitute a lien upon the Account until paid, and shall be paid from the Account unless paid by the Depositor.

  (b) Depositor shall be responsible for the payment of any income, transfer and other taxes of any kind that may be levied or assessed upon the Custodial Account, and all other administrative expenses reasonably incurred by Custodian in the performance of its duties, including any fees for legal services provided to the Custodian. To the extent Depositor fails to pay such taxes and expenses directly, Custodian may, in its discretion, deduct them from the Custodial Account.


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  (c)  The Custodian and Distributor shall not be responsible for excise or penalty taxes or interest imposed by the IRS by virtue of any premature distributions, over-contributions or excess accumulations with respect to the Depositor's account, or for the Depositor's failure to commence distributions at age 70 1/2, nor shall the Custodian and Distributor be responsible for providing any tax or legal advice with respect to the account. The Custodian shall have no obligations to return any amounts withheld for federal income tax purposes from any distribution as to which the Depositor (or beneficiary, as applicable) has failed to provide a withholding election notice prior thereto.

  (d) Sales charges, if any, attributable to the acquisition of shares of a Mutual Fund as stated in its then current prospectus may be charged to the Depositor's account.

3. Responsibilities of Custodian

  (a) The Custodian shall maintain the Custodial Account, distinct from all other Custodial Accounts, for the exclusive benefit of Depositor and Depositor's beneficiaries and shall be responsible for performing only such services as are described in the Agreement.

  (b) All contributions by Depositor to the Custodial Account shall be invested according to Article 8.1 hereof at the sole direction of Depositor, and Custodian shall not be responsible or liable for any investment decisions or recommendations with respect to the investment, reinvestment, or sale of assets in the Custodial Account. With regard to the Mutual Funds listed on the Application and any other Mutual Fund, the Depositor understands that neither the Custodian nor the Distributor endorses the Mutual Funds as suitable investments for the Depositor. In addition, neither the Custodian nor the Distributor will provide investment advice to the Depositor. The Depositor assumes all responsibility for the choice of his/her investments in the Custodial Account. Custodian shall not be responsible for reviewing any assets held in the Custodial Account and shall not be responsible for questioning any investment decision of the Depositor. Custodian shall not be liable for any loss resulting from any action taken by Custodian at the direction of Depositor or any loss resulting from any failure to act because of the absence of directions from Depositor.

  (c) The Custodian shall not be responsible for inquiring into the nature or amount of any contribution made by Depositor, nor into the amount or timing of any distribution requested by Depositor, or whether such contributions or distributions comply with the Code. Depositor shall have full responsibility for any tax or investment consequences of all contributions to and distribution from the Custodial Account.





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  (d)  If the Custodian receives any investment instructions from the Depositor which in the opinion of the Custodian, are not in good order or are unclear, or if the Custodian receives monies from the Depositor which would exceed the amount that the Depositor may contribute to the Custodial Account, the Custodian may hold all or a portion of the monies uninvested pending receipt of written (or in any other manner permitted by the Distributor) instructions or clarification. During any such delay the Custodian will not be liable for any loss of income or appreciation, loss of interest, or for any other loss. The Custodian may also return all or a portion of the monies to the Depositor. Again, in such situations, the Custodian will not be liable for any loss.

  (e) The Custodian will designate contributions (other than rollover contributions) as being made for any particular year as requested by the Depositor. If the Depositor does not designate a year for any contribution, the Custodian will designate the year the contribution was actually made.

  (f) The Custodian will accept transfers of a cash amount to the Custodial Account from another custodian or trustee of an individual retirement account, qualified retirement plan or individual retirement annuity upon the Depositor's written direction. The Custodian will also transfer a cash amount in the Custodial Account upon the written request of the Depositor to another custodian or trustee of an individual retirement account, qualified retirement plan or individual retirement annuity.
       For such transfer, the Custodian may require a written acceptance of the successor custodian. The Depositor warrants that all transfers to and from the Custodial Account will be made in accordance with the rules and regulations of the Internal Revenue Service.

  (g) The Custodian is authorized to hire an agent to perform certain of its duties hereunder, which agent may be the transfer agent for the Mutual Fund shares authorized to be held hereunder.

  (h) Depositor agrees to indemnify and hold harmless, and to defend Custodian against any and all claims arising from and liabilities incurred by reason of any action taken by Custodian in good faith pursuant to this Agreement.

4. Judicial Settlement of Accounts

  The Custodian may bring an action before a court of appropriate jurisdiction at any time to resolve any dispute or ambiguity in its accounts. If a dispute or ambiguity exists regarding who is entitled to receive funds from the Custodial Accounts, the Custodian may withhold such funds until the dispute or ambiguity is resolved through settlement by the parties or determination by a court of appropriate jurisdiction. The court's resolution shall be final and binding on all parties involved. All expenses incurred by the Custodian, including, without limitation, all legal and accounting fees, shall be paid for





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  from the Custodial Account and the Custodian shall have a lien on the
  Custodial Account until the expenses are paid.

5. Notice

  (a) All notices or requests to the Custodian to make distributions from the Custodial Account must conform to the requirements of the Internal Revenue Code, the redemption requirements of the applicable fund prospectus and the requirements of the Custodian and its duly appointed agent, if any. The Custodian will make distributions from the Custodial Account only after receiving a written request from the Depositor (or any other party entitled to receive the assets of the Custodial Account) in the form required by the Custodian. The Depositor (or any other party entitled to receive the assets of the Custodial Account) must provide to the Custodian any applications, certificates, tax waivers, signature guarantees and any other documents (including proof of any legal representatives' authority) that the Custodian requires. The Custodian will not be liable for complying with a distribution request that appears to be genuine, nor will the Custodian be liable for refusing to comply with a distribution request which the Custodian is not satisfied is genuine or in proper form. This includes any losses which may occur while the Custodian waits for the distribution request to be in the proper form. The Depositor (or any other party entitled to receive the assets of the Custodial Account) also agrees to fully indemnify the Custodian for any losses which may result from the Custodian's failure to act upon an improperly made distribution request.

  (b) Except as otherwise permitted by the Custodian, all instructions to the Custodian under this Agreement must be in writing. The Depositor may authorize an agent to act on behalf of the Custodian, provided that such appointment and authorization is provided in writing to the Custodian in the form required by the Custodian. Any instructions by an authorized agent of Depositor will be binding upon the Depositor. Any authorization given by the Depositor will remain in effect until the Custodian receives written notice of the Depositor's revocation of the authorization, or the death of the Depositor, whichever occurs first.

  (c) Any notice, report, payment, distribution or other material required to be delivered by the Custodian or the Depositor under this Agreement, shall be deemed delivered and effective three days after the date mailed by the Custodian to the Depositor at the Depositor's last address of record as provided by the Depositor to the Custodian, and the Custodian shall not be obligated to ascertain the actual address or whereabouts of Depositor.

  (d) Any notice or instructions required to be delivered by the Depositor to the Custodian under this Agreement shall be deemed delivered when actually received by the Custodian.


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  (e)  Any notice required to be given to Custodian under this Agreement shall be given to the Mutual Fund Group, the name of which appears on the front of the Agreement, and any notice required or permitted to be given to Depositor under this Agreement shall be given to the Depositor at the address filed with the Custodian from time to time. Notices may be delivered in person or may be sent by United States mail, first class with postage prepaid and properly addressed.

6. Reports, Records and Accounting

  The Custodian shall maintain such records as may be reasonably necessary for the proper administration of the Account. The Custodian shall render a report to each Depositor (or his/her Beneficiaries), on the status of his/ her Account or Accounts at least annually. The report shall show contributions (deposits) received, withdrawals made, dividend credits, other credits and/or charges, and the balance at the end of the report period. The report shall also furnish the Depositor such other information as the Custodian may possess and as may be necessary for the Depositor to comply with the reporting requirements for the Internal Revenue Code and any applicable regulations. The Custodian shall have no duty to furnish information about the Account to any person except as expressly provided herein or as required by law. Any accounting when approved by the Depositor will be binding and conclusive as to the Depositor, and the Custodian will thereby be released and discharged from any liability or accountability to the Depositor with respect to matters set forth therein. The Depositor or Beneficiary shall advise the Custodian within 60 days following receipt of the Custodian's report of any corrections to his/her Account. If the Depositor or Beneficiary fails to advise the Custodian of any corrections within the 60-day period, the Depositor or Beneficiary shall be deemed to have approved the Custodian's report. The Custodian shall have the right to have its account settled by a court of competent jurisdiction.

7. Records Retention

  The Custodian shall retain its records relating to the Account as long as necessary for the proper administration thereof and at least for any period required by the Employee Retirement Income Security Act of 1974 or other applicable law.

8. Resignation or Removal of Custodian

  (a) Custodian may resign as Custodian hereunder without the consent of Depositor, by providing notice of such resignation 30 days prior to the effective date of the resignation. In the event of a resignation by Custodian the Distributor must either appoint a successor custodian to serve under this agreement or notify the Depositor that he/she must appoint a successor custodian. Upon receipt by Custodian of a written acceptance of such appointment by the successor custodian, Custodian shall transfer and pay over to such successor the assets for the Custodial Account. If after 30 days from notice of resignation, Custodian has not received written acceptance of such appointment by successor custodian,





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       Custodian shall pay or otherwise transfer to the Depositor the assets remaining in the Custodial Account. Custodian is authorized, however, to reserve such funds as it deems advisable for payment of any liabilities constituting a charge against the assets of the Custodial Account or against the Custodian, with any balance of such reserve remaining after payment of all such items to be paid over the successor custodian.

  (b) Upon the appointment and qualification of a successor custodian or trustee, the successor custodian or trustee shall assume all rights, powers, and privileges, liabilities and duties of the Custodian. Upon acceptance of appointment by the successor custodian or trustee, the Custodian shall assign, transfer, and deliver to the successor all funds held in the Custodial Account in which such removal relates. The Custodian is authorized, however, to reserve such funds as it deems advisable for payment of any liabilities constituting a charge against the assets of the Custodial Account or against the Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over the successor custodian or trustee.

9. Designation of Beneficiary

  (a) The Depositor has the right to designate a beneficiary(ies) of his/her Account in writing on a form provided by the Custodian or in a format approved by the Custodian. The purpose of this designation is to identify the recipient(s) of the Custodial Account upon the Depositor's death.

  (b) The Depositor has the right to change this designation of beneficiary at any time by writing to the Custodian. A beneficiary designation when received by the Custodian shall relate back and be effective as of the date it was signed by the Depositor, but without prejudice to or liability of the Custodian, Mutual Fund or its agents, for any payout made prior to receipt by them. If your beneficiary does not survive you or if the Custodian can not locate your beneficiary after reasonable search, any balance in the account will be paid to your estate.

10.  Payment in the Event of Disability

  A Depositor who becomes disabled under IRC Section 72(m) shall be entitled to a distribution of his/her Custodial Account. The Custodian may require what evidence it deems appropriate before distributing on account of such disability. This determination by the Custodian shall not constitute any warranty or assurance by the Custodian that the distribution to the Depositor is free from the penalty on premature distribution described in IRC Section 72(t).


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11.  Exclusive Benefit

  The Custodial Account is established for the exclusive benefit of the Depositor and his or her Beneficiary(ies).

12.  Amendment

  (a) Custodian is authorized from time to time to amend this Agreement, in whole or in part. The Custodian shall furnish copies of any such amendments to the Depositor within 30 days of the date the amendments are effective.

  (b) This Agreement may not be amended in any manner that will cause or permit any part of the assets of the Custodial Account to be divested from any person having any interest in the Custodial Account unless such amendment is necessary to satisfy the conditions of any law, governmental regulation or ruling or to meet the requirement so the Internal Revenue Code or any amendment thereof, in which case Custodian is expressly authorized to make amendments that are necessary for such purposes. Such amendments may be made retroactively to the later of the effective date of this Agreement or the effective date of any future legal requirements.

13.  Continuance of the Custodial Relationship

  The relationship created by this Agreement shall continue in effect until a full distribution of the Custodial Account has been made and all accounts of the Custodian have been settled.

14.  Special Minimum Distribution Provisions

  (a) Article IV permits the Depositor and/or spouse beneficiary to irrevocably elect whether or not life expectancy(ies) will be recalculated. Notwithstanding paragraph 4.2, if a timely election is not made, distribution shall be made with life expectancy(ies) not being recalculated.

  (b) Failure by the Depositor to choose any methods of distribution described in paragraph 4.3.(a) through 4.3.(e) by April 1 following the calendar year in which he/she reaches age 70 1/2, will cause a total distribution to be made to the Depositor by check or to non-IRA Mutual Fund accounts established on behalf of the Depositor, at the discretion of the Custodian.

  (c) If any beneficiary fails to elect a distribution option on a timely basis, distributions shall commence pursuant to paragraph 4.4.(b)(ii).


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  (d)  A surviving spouse beneficiary who fails to timely elect recalculation or no recalculation of life expectancies shall not have his/her life expectancy recalculated.

  (e) The provisions of paragraph 4.4.(d) above shall not apply if the Depositor's death occurred prior to 1984.

  (f) A surviving spouse beneficiary shall be permitted to make the election specified under paragraph 4.4.(b)(i) or 4.4.(b)(ii) no later than the earlier of December 31 or the fifth year after the year of death or the year in which the Depositor would have attained age 70 1/2.

  (g) A nonspouse beneficiary shall be permitted to make the election specified under paragraph 4.4.(b)(i) or 4.4.(b)(ii) no later than December 31 of the year following the year of death.

15.  Simplified Employee Pension Plan

  (a) The Custodial Account may accept contribution made through a Simplified Employee Pension Plan (SEP) under Section 408(k).

  (b) The provisions of Section 408(k) and the surrounding regulations for proper maintenance of a SEP are the responsibility of the Depositor's employer. The Custodian shall have no liability with respect to the operation of the SEP.

  (c) The Depositor's employer must retain on file an IRS Form 5305-SEP, IRS Form 5305A-SEP, or another IRS approved SEP document, and must provide a copy of the SEP document to each employer. The Custodian shall have no responsibility to provide or to maintain the SEP documentation.

  (d) The Custodian may require written documentation from the Depositor that the SEP has been properly established before accepting a SEP contribution to the Custodial Account.

16.  Custodian's Limited Liability

  The Custodian shall not be liable for any action taken or omitted at the direction of the Depositor or Beneficiary, or with his/her consent and approval, or for any action taken or omitted in accordance with the terms and conditions of any time deposit or savings account agreement, this Agreement, or applicable governmental regulations or law, or for any other action taken or omitted by it in good faith for any mistake in judgement, or for any loss suffered by the Custodial Account except those which are a result of its own gross negligence or willful misconduct.


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
17.  General Provisions

  (a) Anything contained in this Agreement to the contrary notwithstanding, neither Depositor nor any beneficiary of Depositor shall be entitled to use the Custodial Account or any portion thereof, as security for a loan, nor shall the Custodian or any other person or institution engage in any prohibited transaction, within the meaning of Section 4975 of the Code, with respect to any Custodial Account.

  (b) Except to the extent otherwise required by law or this Agreement, none of the amounts held in a Custodial Account shall be subject to the claims of any creditor or Depositor, or any beneficiary of Depositor, nor shall Depositor or any beneficiary have the right to anticipate, sell or pledge, option, encumber or assign any of the benefits, payments or proceeds to which he or she may be entitled under this Agreement.

  (c) If any question arises as to the meaning of any provision of this Agreement, the Custodian shall be authorized to construe or interpret any such provision, and Custodian's construction and interpretation shall be binding upon Depositor and any beneficiary of Depositor.

  (d) Throughout this Agreement, the singular form includes the plural where applicable.

  (e) Any provision of this Agreement which would disqualify the Custodial Account as an Individual Retirement Account shall be disregarded to the extent necessary to make the Custodial Account qualify as an Individual Retirement Account under the Code.

  (f) The headings and articles of this Agreement are for convenience of reference only, and shall have no substantive effect on provisions of this Agreement.

  (g) This Agreement and the Custodial Account created hereby shall be governed by the laws of the State in which the Custodian maintains its principal place of business. All contributions to the Custodial Account shall be deemed to take place in said state.






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
OFFICIAL IRS GENERAL INSTRUCTIONS

(Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM

Form 5305-A is a model custodial account agreement that meets the requirements of section 408(a) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Depositor) and the Custodian and must be completed no later than the due date of the individual's income tax return for the tax year (without regard to extensions). This account must be created in the United States for the exclusive benefit of the Depositor or his or her beneficiaries .

Individuals may rely on regulations for the Tax Reform Act of 1986 to the extent specified in those regulations .

Do not file Form 5305-A with the IRS.  Instead, keep it for your records.

For more information on IRAs, including the required disclosure you can get from your Custodian, obtain IRS Publication 590, Individual Retirement Arrangements (IRAs), from any office of the IRS or by calling 1-800-TAX-FORM.

DEFINITIONS

Custodian - The Custodian must be a bank or savings and loan association, as defined in section 408(n), or any person who has the approval of the IRS to act as Custodian.

Depositor - The Depositor is the person who establishes the Custodial Account.

IDENTIFYING NUMBER

The Depositor's Social Security number will serve as the identification number of his or her IRA for the Internal Revenue Service. An employer identification number is required only for an IRA for which a return is filed to report unrelated business taxable income. An employer identification number is required for a common fund created for IRAs.

IRA FOR NON-WORKING SPOUSE

Form 5305-A may be used to establish the IRA Custodial Account for a non-working spouse.

Contributions to an IRA custodial account for a non-working spouse must be made to a separate IRA Custodial Account established by the non-working spouse.

SPECIFIC INSTRUCTIONS

ARTICLE IV - Distributions made under this article may be made in a lump sum, periodic payment or a combination of both. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to ensure that the requirements of section 408(a)(6) have been met.

ARTICLE VIII - Article VIII and any that follow it may incorporate additional provisions that are agreed to by the Depositor and Custodian to complete the agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of the Custodian, Custodian's fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Depositor, etc. Use additional pages if necessary and attach them to this form.

Note: Form 5305-A may be reproduced and reduced in size for adoption to passbook purposes.


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